Exhibit 10.1

[****] Certain information in this exhibit has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

COINMINT co-location MINING SERVICES AGREEMENT

This Mining Services Agreement (the “Agreement”) is made as of April 8, 2020 (the “Effective Date”), by and between Coinmint, LLC (“Service Provider”), a Puerto Rican limited liability company, with an address at 151 Calle San Francisco, San Juan, Puerto Rico 00901, and the customer identified below (“Customer”). Service Provider and Customer are each referred to as a “Party” and collectively as the “Parties”.

COVER PAGE

CUSTOMER DETAILS
Customer:	Riot Blockchain, Inc., a Nevada Corporation
Customer Address:	202 6th Street, Suite 401 Castle Rock, CO 80104-1724
Customer Primary Contact:	Jeffrey McGonegal, CEO [****]
Customer Phone Number:	[****]
Customer Email Address:	[****]

COMMERCIAL TERMS
Mining Equipment:	Up to 4,000 S17 Pro miners totaling 219,656 Terahash (“TH”) per second for SHA256 Mining. Approximately 9500 kilowatt hours to be delivered for deployment in 2020 as per Exhibits B and C.
Scheduled Start Date:	Commencing on Effective Date for a period of six (6) months, automatically renewing for periods of three (3) months, unless terminated as provided om Section 11.
Performance Fee:	For any Payout Period, Service Provider to receive [****] of the mathematical difference between the Generated Digital Assets and the Digital Asset Cost Equivalent.

WHEREAS, Customer wishes to purchase from Service Provider the mining power specified on this Cover Page (the “Mining Power”); and

WHEREAS, Service Provider wishes to provide to Customer the Mining Power, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants exchanged herein, and for good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties hereby agree to the terms and conditions set forth in this Agreement, including this Cover Page and the Mining Services Standard Terms and Conditions (attached hereto as Exhibits A–C: (A) Mining Services Standard Terms and Conditions; (B) Mining Equipment Description; and (C) Scheduled Delivery of Mining Access Equipment.

[****] Certain information in this exhibit has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized officers as of the Effective Date.

COINMINT, LLC		RIOT BLOCKCHAIN, INC.
By:	/s/ Ashton Soniat	By:	/s/ Jeffrey McGonegal
Name:	Ashton Soniat	Name:	Jeffrey McGonegal
Title:	Chief Executive Officer	Title:	Chief Executive Officer

[****] Certain information in this exhibit has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit A

Mining services Standard Terms AND CONDITIONS

This Exhibit A (the “Standard Terms”) is made part of, and is hereby incorporated by reference into, the Agreement between the Parties. All capitalized terms not defined in these Standard Terms shall have the meanings given to such terms in the Agreement.

1.                DEFINITIONS.

1.1                    “Costs” means, collectively, the Electricity Utility Costs and Maintenance Costs.

1.2                    “Customer Wallet” means a digital wallet address selected by Customer for storing Digital Assets.

1.3                    “Digital Asset” means any denomination of cryptocurrencies, virtual currencies or coins mined by Service Provider for or on behalf of Customer pursuant to this Agreement.

1.4                    “Digital Asset Customer Allocation” means the Generated Digital Assets minus the Digital Asset Cost Equivalent minus the Performance Fee.

1.5                    “Digital Asset Cost Equivalent” means, for any Payout Period, an amount of Digital Assets that have a value that is equal to the related Costs for Mining such Digital Assets.

1.6                    “Downtime” means, for each calendar month, time that the Mining Equipment is not available to Mine in accordance with this Agreement, excluding periods of time in which the Mining Equipment is not available resulting from or relating to: (a) a Force Majeure Event (as defined below); (b) scheduled maintenance or emergency maintenance; provided that Service Provider shall provide Customer with reasonable advanced notice of any such maintenance; (c) downtime resulting from Customer’s breach of this Agreement; (d) faults or errors in the Mining Equipment not resulting from Service Provider’s breach of this Agreement; or (e) downtime related to any other forces beyond the reasonable control of Service Provider or its agents or subcontractors and not avoidable by reasonable due diligence.

1.7                    “Electricity Utility Costs” means Customer’s share of the any costs of the electricity used to Mine Digital Assets for Customer.

1.8                    “Generated Digital Assets” means, for any Payout Period, the Digital Assets Mined by the Third Party Mining Operator using the Mining Power minus the amount of Digital Assets retained by the Third Party Mining Operator as a fee for providing its Mining services.

1.9                    “Mining Equipment” means the servers and power supplies provided by the Customer to produce the Mining Power set forth in the Exhibit B.

1.10                 “Intellectual Property” means all forms of intellectual property rights and protections held by such Party and may include without limitation all right, title and interest arising under U.S. common and statutory law, and under the laws of other countries, in and to all (a) patents and all filed, pending or potential applications for patents, including any reissue, reexamination, division, continuation or continuation-in-part applications throughout the world now or hereafter filed; (b) trade secret rights and equivalent rights; (c) copyrights, other literary property or authors rights, whether or not protected by copyright or as a mask work; and (d) proprietary indicia, trademarks, trade names, symbols, domain names, URLs, logos and/or brand names.

1.11                 “Maintenance Costs” means Customer’s proportional share of the direct and indirect maintenance cost associated with monitoring and maintaining the Mining Equipment to Mine using the Mining Power.

1.12                 “Mine” or “Mining” means the process in which transactions for various forms of Digital Assets are verified and added to a blockchain digital ledger.

1.13                 “Payout Period” means each day during the Term (as defined below) of this Agreement during which at least [****] of the Mining Equipment is Mining.

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[****] Certain information in this exhibit has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

1.14                 “Performance Fee” means, for any Payout Period, the percentage set forth in the Cover Page of the Generated Digital Assets minus the Digital Asset Cost Equivalent. For clarity, if the Digital Asset Cost Equivalent is greater than the Generated Digital Asset for a given Payout Period, the Performance Fee will be zero for that Payout Period, but Service Provider may exercise its right to setoff described in Section 5 in subsequent Payout Periods.

1.15                 “Third Party Mining Operator” means a third-party Mining collective (pool operator) pre-approved by the Customer that is assigned the Mining Power to generate the Generated Digital Assets.

1.16                      “Uptime” means, for each calendar month, the availability of the Mining Equipment as a percentage equal to (a) the difference between the total number of minutes of Downtime in such month and the total number of minutes in such month, divided by (b) the total number of minutes in such calendar month.

2.	Service Provider Obligations.

Subject to the terms and conditions of this Agreement (including Customer’s payment obligations), Service Provider shall use commercially reasonable efforts to:

2.1                    on or promptly following the Scheduled Start Date (as set forth on the Cover Page), assign the Mining Power to the Third Party Mining Operator for the purpose of generating Digital Assets and seek to reasonably minimize material interruptions in the Mining Power (the “Services”); provided, however, that if Service Provider fails to provide an Uptime of [****] or better, the Performance Fee shall be reduced as described in Section 6.

2.2                    cause the Third Party Mining Operator to promptly transfer the Digital Asset Customer Allocation to the Customer Wallet at the end of each Payout Period, as applicable;

2.3                    prepare reports, on a daily basis (the “Audit Period”), regarding Generated Digital Assets and related Costs during the Audit Period, and to provide Customer with access to a copy of such reports, upon Customer’s request. Customer may request one additional audit per month at the Customer’s own cost (an “Additional Audit”) of Service Provider to determine whether all fees and costs charged to Customer under this Agreement were calculated in accordance with this Agreement. If an Additional Audit reveals that Service Provider has undercharged Customer, then Customer shall pay the difference between the charged amount and the actual amount. Conversely, if an Additional Audit reveals that Service Provider has overcharged Customer, then Service Provider shall pay Customer the difference between the charged amount and the actual amount.

Customer agrees that Service Provider may use its affiliates and any third-party contractors, vendors and/or service providers to provide the Services (in whole or in part).

3.	CUSTOMER OBLIGATIONS.

Customer shall (a) deliver substantially all Mining Equipment five (5) business days following the Effective Date or according the Delivery Schedule set forth on Exhibit C; and (b) at Customer’s sole expense, maintain a Customer Wallet that is reasonably acceptable to Service Provider and to provide Service Provider with the address information of such Customer Wallet. Customer shall immediately notify Service Provider of any changes in, or any actual or suspected security or data breaches relating to, the Customer Wallet. For the avoidance of doubt, all Mining Equipment shall remain the sole property of Customer. Service Provider shall use commercially reasonable efforts to ensure Customer has access to the Mining Equipment during business hours and, upon termination of this Agreement, is put into possession of the Mining Equipment.

4.	Allocation of Mining Power.

During the Term, Service Provider shall use the Mining Equipment to Mine the cryptocurrency Bitcoin, unless otherwise agreed to in writing by the Customer.

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[****] Certain information in this exhibit has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

5.	Allocation of Costs.

Customer is solely responsible for all Costs associated with Generated Digital Assets for each Payout Period, and authorizes Service Provider to deduct the Digital Asset Costs Equivalent from the Generated Digital Assets. Service Provider shall, upon request, provide to Customer a report detailing all Digital Asset Costs Equivalent deducted from the Generated Digital Assets. If the Generated Digital Assets in a Payout Period do not exceed the Digital Asset Cost Equivalent for the same Payout Period, then Customer authorizes Service Provider to (a) deduct the portion of the Digital Asset Cost Equivalent equal to the Generated Digital Assets for such Payout Period, and (b) setoff the remaining portion of Digital Asset Cost Equivalent against Generated Digital Assets in subsequent Payout Periods, until Service Provider has recouped all Costs owed to Service Provider pursuant to this Agreement.

Customer agrees and acknowledges that determination of the Costs by Service Provider may be difficult and reliant on third-party data, and that Service Provider may reasonably, in its sole discretion, adjust Costs owed by Customer in any Payout Period to reflect the actual Costs for such Payout Period. For each Payout Period, or other reasonable interval period, not to exceed one month Service Provider shall provide Customer with an itemized list of such Costs for the preceding Payout Period and Customer’s pro-rata proportion of such Costs.

Service Provider shall reasonably allocate Costs among all of beneficiaries of the Mining Power (including Service Provider-owned miners and Customer), to the extent that Service Provider incurs Costs for Customer and other customers of Service Provider (or itself or its affiliates) on a pro-rata basis. Service Provider shall reasonably allocate Costs in a manner that is proportional with the Mining Power among such beneficiaries. Upon request by Customer, Service Provider shall provide Customer with a detailed, anonymized list of Service Provider’s customers and the relevant Cost allocation information. Customer may terminate this Agreement immediately if Service Provider fails to allocate Costs in a manner that is proportional with the Mining Power among the beneficiaries.

6.	Performance Fee.

Customer is solely responsible for the Performance Fee for each Payout Period, and authorizes Service Provider to deduct the Performance Fee from the Generated Digital Assets after deduction of the Costs. If Service Provider fails to provide an Uptime of [****] or better, then the Performance Fee shall be reduced by [****] for that calendar month. Service Provider shall provide the Uptime statistics to Customer no later than five (5) days after the beginning of each calendar month and shall include Uptime statistics in any Additional Audit, as defined in Section 2.3.

7.	Technology Upgrades.

The parties shall mutually agree in good faith whether to update or upgrade the software or firmware of Mining Equipment, including to replace the existing software or firmware of the Mining Equipment. Service Provider shall use commercially reasonable efforts to maintain the Mining Equipment provided by Customer. Title and ownership of all Mining Equipment will remain with Customer during the Term. Upon termination or expiration of this Agreement, the parties shall take all required actions under Section 11.6.

8.	Disclaimer of warranties; Limitation of Liability.

8.1                  Disclaimers. To the extent permitted by applicable law, each party, its affiliates and its and their third party licensors and service providers each expressly disclaims all representations and warranties concerning the services or provision of the Mining Equipment, whether oral or written, including without limitation warranties of accuracy, timeliness, completeness, results, and the implied warranties of non-infringement, merchantability and fitness for a particular purpose, even if the party, its affiliates and its and their third party licensors or service providers have been informed of such purpose, or any representations and warranties arising from course of performance, course of dealing, or usage of trade. Service Provider, its affiliates and its and their third party licensors and service providers shall not be responsible for any use of the Services or Digital Assets by Customer or others.

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[****] Certain information in this exhibit has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

8.2                  Limitation of Liability. In no event shall the aggregate liability of either Party arising from or relating to this Agreement exceed the sum of the cost of replacing the Mining Equipment (with such cost to be calculated on a replacement-basis instead of a deprecation-basis) and the gross revenue realized by the Mining Equipment during the three-month period immediately preceding a claim arising from this agreement triggering this Section 8.2.

9.	Risk

9.1                    Customer understands that Service Provider is not liable for price fluctuations in any Digital Asset.

9.2                    By entering into this Agreement Customer acknowledges and agrees that: (a) Service Provider is not responsible for the operation of any Digital Asset underlying protocols, and Service Provider makes no guarantee of their functionality, security, or availability; (b) Digital Asset underlying protocols are subject to sudden changes in operating rules (a/k/a “forks”), and such forks may materially affect the value, function, and/or even the name of the Digital Assets; and (c) Service Provider does not own or control the underlying software protocols which govern the operation of any Digital Asset.

9.3                    Customer understands that Mining is an everchanging and volatile endeavor and that there is no guarantee that the Services will generate any set amount of Digital Assets;

9.4                    Customer acknowledges that Service Provider shall have no responsibility or liability for: (a) events or circumstances beyond the reasonable control of Service Provider, including, without limitation, the interruption, suspension or restriction of trading on or the closure of any Digital Asset market or system, power or other mechanical or technological failures or interruptions, computer viruses or communications disruptions, work stoppages, natural disasters, acts of war, revolution, riots or terrorism or other similar force majeure events; (b) any error by any Customer; (c) any error by any Third Party Mining Provider; (d) the insolvency of, or acts or omissions by, a Digital Asset trading platform or market or the issuer of any Digital Asset; (e) any error, or any loss, destruction, corruption or other inability to use or transfer any Digital Asset caused by the applicable blockchain or any other technology used to implement or operate any Digital Asset, or other circumstances beyond the reasonable control of Service Provider; (f) any delay or failure of any Digital Asset issuer, the developer or operator of any technology used to implement or operate any Digital Asset, or any broker, agent, intermediary, bank or other commercially prevalent Digital Asset payment or clearing system to provide any information or services required in order to enable Service Provider’s performance hereunder; (g) delays or inability to perform its duties due to any disorder in market infrastructure with respect to any particular Digital Asset; (h) the effect of any provision of any law or regulation or order of the United States of America, or any state thereof, or any other country, or political subdivision thereof or of any court of competent jurisdiction, and (i) any other matters for which Service Provider is not responsible under this Agreement.

10.	INDEMNIFICATION.

10.1                 Customer shall indemnify, defend, and hold harmless Service Provider, its affiliates, successors and assigns, and each of their respective officers, directors, employees, shareholders, legal representatives, and agents (the “Service Provider Indemnified Parties”), from and against any losses, damages, liabilities, costs and expenses (including reasonable attorneys’ and professionals’ fees and court costs) (“Losses”) arising out of any third-party claim, suit, action, investigation, demands or proceeding (“Claim”) based on or arising out of (a) Customer’s use of the Digital Asset Customer Allocation; and (b) Customer’s breach of this Agreement; provided, however, that (i) Service Provider shall have promptly provided Customer with written notice thereof and reasonable cooperation, information, and assistance in connection therewith (except that Service Provider’s failure to do so will not relieve Customer of its obligations under this Section 10.1 except to the extent that Customer is materially prejudiced by such failure), and (ii) Customer shall have sole control and authority with respect to the defense, settlement, or compromise thereof; provided that Service Provider reasonable consent to any such settlement or compromise shall be required unless it includes a full release of liability for all Service Provider Indemnified Parties and does not purport to impose any objections on any such Service Provider Indemnified Party. Service Provider shall be entitled, at its own expense, to participate in the defense of any claim subject to this Section 10.1 through counsel of its own choosing, and Customer shall provide Service Provider with reasonable cooperation and assistance in such defense.

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[****] Certain information in this exhibit has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

10.2                 Service Provider shall indemnify, defend, and hold harmless Customer, from and against any Losses arising out of any Claim based on or arising out of (a) Service Provider’s breach of this Agreement; and (b) the negligent or intentional acts, including any infringement of a third party’s intellectual property rights, of any Service Provider Indemnified Parties, vendors, or other service providers; provided, however, that (i) Customer shall have promptly provided Service Provider with written notice thereof and reasonable cooperation, information, and assistance in connection therewith (except that Customer’s failure to do so will not relieve Service Provider of its obligations under this Section 10.2 except to the extent that Service Provider is materially prejudiced by such failure), and (ii) Service Provider shall have sole control and authority with respect to the defense, settlement, or compromise thereof; provided that Customer reasonable consent to any such settlement or compromise shall be required unless it includes a full release of liability for all Customer Indemnified Parties and does not purport to impose any objections on any such Customer Indemnified Party. Customer shall be entitled, at its own expense, to participate in the defense of any claim subject to this Section 10.2 through counsel of its own choosing, and Service Provider shall provide Customer with reasonable cooperation and assistance in such defense.

11.	Term and Termination.

11.1                 This Agreement shall commence on the Effective Date and will remain in effect for six (6) months unless terminated in accordance with the terms set forth in this Agreement (the “Term”). This Agreement shall automatically renew for additional three-month terms unless a Party gives the other Party written notice of an intent not to renew the Agreement no later than ninety (90) days’ advance written notice that the Party does not intend to renew the Agreement.

11.2                 [RESERVED]

11.3                 Either Party may terminate this Agreement immediately upon written notice to the other party in the event such other party (a) files any petition in bankruptcy; (b) has an involuntary petition in bankruptcy filed against it; (c) becomes insolvent; (d) makes a general assignment for the benefit of creditors; (e) admits in writing its inability to pay its debts as they mature; (f) has a receiver appointed for its assets; (g) ceases conducting business in the normal course; (h) has any significant portion of its assets attached; (i) experiences a material negative litigation decision ruling, whether or not appealable or (j) experiences an event analogous to any of the foregoing in any jurisdiction in which any of its assets are situated.

11.4                 Either Party may terminate this Agreement upon written notice to the other Party if such other Party breaches any material term or condition of this Agreement and fails to remedy the breach within thirty (30) days after being given written notice thereof.

11.5                 Except as provided in Section 16.13, following the expiration or termination of this Agreement, all Customer’s rights under this Agreement shall terminate and Customer shall be entitled to the immediate possession of all Mining Equipment.

11.6       If this Agreement is terminated for any reason, upon expiration of this Agreement, or at Customer’s option upon cessation of services under this Agreement due to a Force Majeure Event, Service Provider shall provide Customer with immediate and unconditional access to any hosting site(s) in which Service Provider is hosting Customer’s Mining Equipment to allow Customer to modify, protect, or remove the Mining Equipment. The Parties agree that, although Service Provider may store, use, or install the Mining Equipment at its hosting site(s), the Mining Equipment is and shall remain the exclusive property of Customer and shall not be deemed to become a fixture of the hosting site(s) or otherwise so related to the hosting site(s) as to give rise to a similar interest to Service Provider under applicable real estate law. Service Provider shall not allow any lien, security interest, or other encumbrance to attach to any of the Mining Equipment, and shall defend and hold Customer harmless from any claim by a third party of any such lien, security interest, or encumbrance. Service Provider shall take all necessary action to effectuate the provisions of this Section, including the grant of access to Customer, notwithstanding any adverse condition of Service Provider, such as bankruptcy or other insolvency proceedings.

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[****] Certain information in this exhibit has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

12.	FORCE MAJEURE.

12.1       Notwithstanding anything to the contrary in this Agreement, and subject to the terms in this Section, Service Provider shall not be responsible for any failure to perform, and will not be liable to Customer for any damages to Customer, as a result of any Force Majeure Event. “Force Majeure Event” means any event that is beyond Service Provider’s reasonable control, including, but not limited to, unforeseeable disruption or breakdown of cryptocurrency markets (or other related financial markets), acts of war, issues with technology suppliers, issues with import/export restrictions, unforeseeable lack of electricity supplies, blackouts, brownouts, power shortages, government regulations, weather (including blizzards and other similar items), disease, epidemic or pandemic (where an epidemic or pandemic has been declared at Service Provider’s hosting site(s) by the Center for Disease Control or the World Health Organization), where such disease, epidemic, or pandemic causes a government-mandated shutdown of Service Provider or the hosting site(s) hosting the Mining Equipment, or any other issue outside of the reasonable control of Service Provider.

12.2       Service Provider’s limitation on responsibility due to a Force Majeure Event in Section 12.1 applies only if: (a) Service Provider takes such action as may be reasonably necessary to void, nullify, or mitigate, in all material respects, the effects of the Force Majeure Event; (b) Service Provider provides Customer with prompt and precise notice of (i) the identity of the specific Force Majeure Event; (ii) the details of Service Provider’s attempts to void, nullify, or mitigate the effects of the Force Majeure Event; and (iii) an anticipated timeline of recovery to normal business operations from the Force Majeure Event.

12.3       If Service Provider ceases its performance under this Agreement due to a Force Majeure Event, then Customer may exercise its rights to access the Mining Equipment under Section 11.6.

13.	Communications & Notices.

13.1                 All notices, requests, or other communications or documents to be given under this Agreement shall be in writing and addressed to the person(s), and at the addresses, set forth for each Party on the Cover Page.

13.2                 Notices shall be deemed effective: (a) when delivered by hand; (b) one day after posting with a recognized express delivery service specifying priority overnight delivery with written verification of receipt (in the case of internal domestic U.S. deliveries); (c) five (5) days after posting with a recognized international express delivery service specifying priority international delivery with written verification of receipt (in the case of international deliveries); or (d) when sent by e-mail with confirmation of transmission by the transmitting equipment. Each Party may designate a different address or contact person by notice given in the manner provided in this section.

14.	Data Storage and Protection.

[Intentionally omitted]

15.	Representations and Warranties.

15.1                 Each Party hereby represents, warrants and covenants to the other Party that: (a) it has full, right, power and authority to enter into this Agreement and to perform its obligations under this Agreement; and (b) the execution of this Agreement and the performance of its obligations hereunder do not and will not constitute any material breach of any agreement to which it is a party.

15.2                 Customer represents, warrants and covenants that as between Service Provider and Customer, Customer will be the beneficial owner of the Digital Assets and there will be no third-party beneficiaries to the Agreement.

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[****] Certain information in this exhibit has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

16.	General provisions.

16.1                 Governing Laws & Venue. This Agreement will be construed in accordance with the laws of the State of New York as applied to contracts made and performed entirely therein, and without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the Parties. All disputes, suits, actions or proceedings relating to this Agreement shall be brought solely in the state or federal courts located in the State of New York. Provider hereby consents to the exclusive jurisdiction and venue of the State of New York in connection with any such dispute, suit, action or proceeding, and waives any defense of forum inconveniens in connection therewith. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY OR AGAINST EITHER PARTY IN CONNECTION WITH THIS AGREEMENT.

16.2                 Assignment. Customer may not assign, sublicense or otherwise transfer this Agreement, in whole or in part, without the prior written consent of Service Provider. Service Provider may assign, sublicense and otherwise transfer this Agreement, in whole or in part, without prior notice to, or consent from, Customer.

16.3                 Entire Agreement; Amendment. This Agreement, including any updates or amendments, constitutes the complete and exclusive agreement between the Parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous discussions, negotiations, understandings and agreements, written and oral, regarding the same. This Agreement may only be modified by a written instrument properly executed by the Parties (and such written instrument shall explicitly say that it is an amendment hereto so that no informal amendment inadvertently occurs).

16.4                 Confidentiality. The terms and conditions of this Agreement, the Services, the Costs and the Performance Fees (and any other related materials or information provided by Service Provider to Customer) are Service Provider’s confidential information, regardless of whether they are marked as confidential, proprietary or otherwise. The personal data provided by Customer in the context of this Agreement (and any other related materials or information provided by Customer to Service Provider) are Customer’s confidential information, regardless of whether they are marked as confidential, proprietary or otherwise. During the Term, the Parties shall (a) keep such confidential information strictly confidential in a manner that each Party protects its own confidential or proprietary information of a similar nature (and with no less than reasonable care); and (b) not disclose such confidential information to any third party other than each Party’s partners, vendors, assignees, purchasers, investors, lenders, lessors, and financial or legal consultants that have a need to know such information and have agreed in writing to keep such information confidential and not disclose such confidential information. consistent with the terms of this Agreement. Notwithstanding the foregoing, the either Party may disclose confidential information as required by law or by order of a court of competent jurisdiction, provided that, in such event, (i) such Party will provide the other Party with prompt notice of such obligation and permit the other Party an opportunity to take legal action to prevent or limit the scope of such disclosure; and (ii) such Party will furnish only that portion of the other Party’s confidential information which the Party is advised by counsel is legally required and the Parties will exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such confidential information. Additionally, notwithstanding the foregoing, Service Provider acknowledges and agrees that Customer is a U.S. publicly traded company and may be required to disclose this Agreement and its related terms in order to comply with applicable securities laws, including its disclosure obligations under the U.S. Securities Exchange Act of 1934, as amended.

16.5                 Non-solicitation. From the Scheduled Start Date and for nine months thereafter, each Party agrees not to solicit the employees, contractors, or other affiliates of the other Party.

16.6                 Independent Contractors. Service Provider and Customer are independent contractors, and nothing in the Agreement will create any partnership, joint venture, agency, franchise, sales representative, or employment relationship between the Parties. Neither Party is an agent or representative of the other or is authorized to make any warranties or assume or create any other obligations on behalf of the other.

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[****] Certain information in this exhibit has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

16.7                 Compliance with Laws. Customer represents and warrants that its performance of its obligations under the Agreement will comply with all applicable laws, rules and regulations. Customer shall not participate in any transaction in connection with, or otherwise use or exploit, any Digital Assets included in the Digital Asset Customer Allocation in any manner that does or may violate any law, rule or regulation.

16.8                 Intellectual Property. Nothing in this Agreement shall be deemed to grant to either party any rights or licenses, by implication, estoppel or otherwise, to any of the other party’s Intellectual Property. Neither party shall contest or challenge, or assist any third party in contesting or challenging, the validity or enforceability of any of the other party’s Intellectual Property.

16.9                 Trademarks. Each party is strictly prohibited from using any product or corporate name, designation, logo, trade name, trademark, service name or service mark associated with the other party in any marketing materials, regulatory filing, financial statements, offering circular, prospectus or otherwise, without the prior written consent of the first party, which may be withheld by the first party in its sole and absolute discretion.

16.10              No Exclusivity. This Agreement in no way establishes any exclusive arrangement between Customer and Service Provider. Each party acknowledges and agrees that the other party will be free to enter into agreements and other arrangements with any third parties, at any time, regarding any products or services.

16.11              Parties Are Sophisticated and Represented. No preference shall be given to one Party by virtue of the fact that such Party did not draft this Agreement. No bias shall be placed against the drafter. Each Party has been advised and offered the opportunity to seek legal counsel regarding this Agreement. To the extent they chose not to or to limit such, they hereby waive any later complaint that they lacked proper counsel or understanding. No failure by any Party to insist upon the strict performance of this Agreement shall constitute waiver of any breach, covenant, duty, or term herein.

16.12              Counterparts / Execution. The Agreement may be executed in counterparts, which together shall constitute a single instrument, and may also be executed by electronic signature, and the Parties agree that facsimile, digitally scanned or other electronic copies of signatures shall be valid and binding as originals.

16.13              Taxes. The Costs and Fees set forth herein do not include any foreign, federal, state or local sales, value added, use, withholding or other similar taxes, tariffs or duties, however designated, levied against the sale, licensing, delivery or use of the components and products provided under the Agreement. Customer shall pay, or reimburse Service Provider for, all such taxes; provided, however, that Customer shall not be liable for any taxes based on Service Providers’ net income.

16.14              Survival. The provisions contained in Sections 1, 8, 10, 11.6 and 16 shall survive the termination or expiration of this Agreement.

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[****] Certain information in this exhibit has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit B

Mining Equipment description

This Exhibit B (the “Mining Equipment”) is the list of equipment being provided by Customer to Service Provider for the delivery of Mining Power and will be updated as each delivery schedule is finalized. The descriptions of equipment below are understood to be the manufacturers specifications. The costs in electricity and maintenance will be based upon the performance of such equipment within the Service Provider’s facility, and will not be limited by the manufacturers stated specifications.

Customer is solely responsible for providing all Mining Equipment necessary to operate within the Service Provider’s facility, including the Mining Equipment hashboards, controller board, case assembly, fan, and power unit.

Customer is solely responsible for the shipping of Mining Equipment to and from Service Provider facility provided below.

Model	S17 Pro	Manufacturer	Bitmain
Model #	T/B/D

Date Manufactured	2019	Date Purchased	December 2019
Hashrate	T/B/D	Wattage	T/B/D
Number of Units	300	Declared Value	T/B/D

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[****] Certain information in this exhibit has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit C

Scheduled Delivery of Mining Equipment

This Exhibit C (the “Delivery Schedule”) is the schedule of expected delivery dates for the arrival of mining equipment provided by Customer to Service Provider at the facility provided below.

Upon arrival, Service Provider will install equipment at a rate of three hundred (300) pieces per day, starting no later than within two (2) days of arrival. If Mining Equipment does not arrive within five (5) days of expected delivery, Customer will be required to provide an amended Delivery Schedule. If Mining Equipment does not arrive with thirty (30) days of the ORIGINAL MINING SCHEDULE, Service Provider may choose to cancel or terminate the acceptance of this Mining Equipment and amend this agreement to reduce the number of Mining Equipment provided above.

Service Provider shall not be responsible for the shipping fees to or from the facility. Service Provider is not responsible for any customs, duties, or other taxes or levies on the equipment.

Service Provider shall not be responsible for any additional equipment provided beyond the Mining Equipment detailed above, and will alert Customer within fifteen (15) days of any delivery to any differences of the provided Mining Equipment.

SERVICE PROVIDER FACILITY
Facility Name:	North Country Colocation Services
Facility Address:	194 Co Rd 45, Massena, NY 13662
Facility Primary Contact:	[****]
Facility Phone Number:	[****]
Primary Contact Email Address:	[****]

Date of Expected Delivery	Model	Number of Units	Shipment Provider	Origination	Declared Value

2020	S17 Pro	Up to 4,000	T/B/D	T/B/D	T/B/D

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